Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

December 5, 2024

AppLovin Corporation

1100 Page Mill Road

Palo Alto, California 94304

Re:

Registration Statement on Form S-3: $1,000 Million Aggregate Principal Amount of 5.125% Senior Notes due 2029, $1,000 Million Aggregate Principal Amount of 5.375% Senior Notes due 2031, $1,000 Million Aggregate Principal Amount of 5.500% Senior Notes due 2034 and $550 Million Aggregate Principal Amount of 5.950% Senior Notes due 2054.

Ladies and Gentlemen:

We have acted as special counsel to AppLovin Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company $1,000 million aggregate principal amount of 5.125% Senior Notes due 2029 (the “2029 Notes”), $1,000 million aggregate principal amount of 5.375% Senior Notes due 2031 (the “2031 Notes”), $1,000 million aggregate principal amount of 5.500% Senior Notes due 2034 (the “2034 Notes”) and $550 million aggregate principal amount of 5.950% Senior Notes due 2054 (the “2054 Notes” and, collectively with the 2029 Notes, the 2031 Notes and the 2034 Notes, the “Notes”) pursuant to an indenture dated as of December 5, 2024 (the “Base Indenture”) between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated December 5, 2024 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, (b) an underwriting agreement, dated November 20, 2024, among the Company and the representatives of the several underwriters named therein, pursuant to which such underwriters have agreed to purchase the Notes issued by the Company, and (c) an automatically effective registration statement on Form S-3 (File No. 333-272328) (the “Registration Statement”), including the base prospectus constituting a part thereof dated June 1, 2023 (the “Base Prospectus”) and the prospectus supplement dated November 20, 2024 (together with the Base Prospectus, the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments of the Company, including the Indenture, and have conducted such other investigations of fact and law, as we have deemed necessary for the purposes of rendering this opinion.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, D.C.

December 5, 2024

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined. As to questions of fact relevant to this opinion and without any independent investigation or verification, we have relied upon, and assumed the accuracy of, oral or written statements and representations of officers and other representatives of the Company and others. We have also assumed without any independent investigation, (i) that the Notes, the Underwriting Agreement and the Indenture (collectively, the “Documents”) have been duly authorized, executed and delivered by each of the parties thereto (other than the Company), (ii) that the Documents constitute legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with their respective terms. In addition, we have assumed that the Notes will be executed and delivered by an authorized officer of the Company substantially in the form examined by us.

This opinion is limited to the laws of State of New York and the Delaware General Corporation Law, but without our having made any special investigation as to the applicability of any specific law, rule or regulation. We express no opinion as to the law of any other jurisdiction.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.

The Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following limitations and qualifications:

1.

The enforceability of the Documents may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing. In addition, we express no opinion as to the enforceability of (i) self-help provisions, (ii) provisions that purport to establish evidentiary standards, (iii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws, (iv) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (v) provisions that allow cumulative remedies, late charges or default interest, (vi) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of any person or entity under any of the Documents, (vii) provisions relating to choice of law or forum or (viii) provisions modifying the statute of limitations.

December 5, 2024

2.

We express no opinion with respect to the effect of any provision of the Documents that is intended to permit the modification thereof only by means of an agreement signed in writing by the parties thereto.

3.	We express no opinion with respect to the effect of any provision of the Documents imposing penalties or forfeitures.

4.

The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter that might affect the opinions expressed herein.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the related Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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